Exhibit 3.2
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

FOR

ABC HOMECARE SPECIALISTS, INC.

Pursuant to NRS 78.385 and 78.390, the undersigned President and Secretary of ABC Homecare Specialists, Inc. does hereby certify:

That the following amendments to the articles of incorporation were approved by the Sole Director of said corporation by written consent in lieu of a special meeting of the Sole Director, dated April 16, 1997 and by a majority of the outstanding shares entitled to vote, there being 2,800,000 shares authorized to vote and 2,500,000 shares having voted in favor of the amended articles.

1.      Change of Name.

Effective May 5, 1997, Article I is hereby amended to read as follows:

The exact name of the Corporation is Global Wireless & Digital, Inc.

2.      Change of Authorized Capital.

After giving effect to an eight for one (8 for 1) forward stock split of the common stock, the authorized common stock shall be increased from 25,000,000 shares to 200,000,000 shares of common stock, $.000125 par value per share, which stock split and subsequent increase in the number of authorized shares shall be effective on May 5, 1997.

Accordingly,

Effective May 5, 1997, Article VI, Section 1, is hereby amended to read as follows:

Section I Authorize Shares. The total number of shares which this Corporation is authorized to issue is 200,000,000 shares of Common Stock as follows:

(a)
After giving effect to an eight for one (8 for 1) forward stock split, the total number of shares of Common Stock which this Corporation is authorized to issue is 200,000,000 shares at $.000125 par value per share.

/s/ Lise-Lotte Ruzicka
Lise-Lotte Ruzicka
President and Secretary

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

ACKNOWLEDGEMENT

STATE OF NEVADA          )
                                                )                  SS.
COUNTY OF CLARK          )

On this 22 day of April, 1997, personally appeared before me, a Notary Public, LiseLotte Ruzicka, President and Secretary of the above-mentioned Corporation, who acknowledged that she executed the Certificate of Amendment of the Articles of Incorporation of ABC Homecare Specialists, Inc.

/s/ Max C. Tanner
Max C. Tanner
Notary Public